SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                               TRISTAR CORPORATION
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                               TRISTAR CORPORATION

                        12500 San Pedro Avenue, Suite 500
                            San Antonio, Texas 78216

                                January 14, 1999

Dear Stockholder:

      On behalf of the Board of Directors, I cordially invite you to attend the 1999 Annual Meeting of Stockholders of TRISTAR CORPORATION. The Annual Meeting will be held on Wednesday, February 10, 1999, at 10:00 a.m., C.S.T., at the Company's corporate office at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas. The formal Notice of the Annual Meeting is set forth in the enclosed material.

      The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on TRISTAR CORPORATION's operation.

      It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

      We appreciate your investment in TRISTAR CORPORATION and urge you to return your proxy card as soon as possible.


                                   Sincerely,

                                   /s/ RICHARD R. HOWARD
                                       Richard R. Howard
                                       PRESIDENT AND CHIEF OPERATING OFFICER

                             TRISTAR CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      Notice is hereby given that the Annual Meeting of Stockholders of TRISTAR CORPORATION (the "Company") will be held on Wednesday, February 10, 1999, at 10:00 a.m., C.S.T., at the Company's corporate office at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas for the following purposes:

1. to elect a Board of seven directors to serve for the ensuing year and until their respective successors are duly elected and qualified;

2. to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending August 28, 1999; and

3. to transact such other business as may lawfully come before the Annual Meeting or any adjournment or adjournments thereof.

      Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

      The Board of Directors has fixed the close of business on January 8, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.

      So that we may be sure your shares will be voted at the Annual Meeting, please date, sign and return the enclosed proxy promptly. For your convenience, a postpaid return envelope is enclosed for your use in returning your proxy. If you attend the meeting, you may revoke your proxy and vote in person.


                                    By Order of the Board of Directors,

                                    /s/ RICHARD R. HOWARD
                                        RICHARD R. HOWARD
                                        PRESIDENT AND CHIEF OPERATING OFFICER

San Antonio, Texas
January 14, 1999

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE PROVIDED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                               TRISTAR CORPORATION

                         -------------------------------

                                 PROXY STATEMENT

                         -------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on February 10, 1999

GENERAL INFORMATION

      The enclosed proxy is solicited by the Board of Directors of TRISTAR CORPORATION, a Delaware corporation (the "Company"), for use at the Annual Meeting (the "Meeting" or "Annual Meeting") of Stockholders to be held on Wednesday, February 10, 1999, at 10:00 a.m., C.S.T., at the Company's corporate office at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas, and at any adjournment or adjournments thereof.

      The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $0.01 par value ("Common Stock"), and Series C Convertible Preferred Stock, $0.05 par value ("Series C Stock"), of the Company. In addition, the Company has an additional 787,219 shares of preferred stock outstanding and not entitled to vote. At the close of business on January 8, 1999 (the "Record Date"), there were outstanding and entitled to vote 16,761,493 shares of Common Stock and 78,333 shares of Series C Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share, and the holders of record of Series C Stock on the Record Date will be entitled to 11.034483 votes per share. The Company's Certificate of Incorporation does not permit cumulative voting in the election of directors.

      The Annual Report to Stockholders for the year ended August 29, 1998, has been or is being furnished with this Proxy Statement, which is being mailed on or about January 14, 1999, to the holders of record of Common Stock and preferred stock, $0.05 par value ("Preferred Stock," which includes the Series C Stock) on the Record Date. The Annual Report to Stockholders does not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

      Properly executed proxies received in time for the Meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the seven nominees for director named herein and for ratification of the appointment of PricewaterhouseCoopers LLP ("PWC") as the Company's independent public accountants for the fiscal year ending August 28, 1999. At the date of the Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting.

      However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Chief Financial Officer of the Company at the Company's corporate office at any time before the enclosed proxy is exercised. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's corporate office is located at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216.

      The holders of a majority of the total shares of Common Stock and Preferred Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock and Preferred Stock, voting together as a class, present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the total shares of Common Stock and Series C Stock, voting together as a class, present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of PWC as the Company's independent public accountants for the fiscal year ending August 28, 1999, and for any other matters as may properly come before the Annual Meeting or any adjournment thereof.

      Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against the proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

      The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

                          OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

      The following table sets forth as of December 11, 1998, certain information with respect to Common Stock beneficially owned by persons who are known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.


                                       AMOUNT AND NATURE OF    PERCENT OF
          NAME AND ADDRESS             BENEFICIAL OWNERSHIP      CLASS(1)
        --------------------          ----------------------  -------------
Sheth Group (2)                             14,697,984           73.3%
Post Office Box 5551
Dubai, United Arab Emirates

Transvit Manufacturing Corporation(3)        9,477,810           56.5%
1211 Geneva
25 Switzerland
Case Postale 69

Starion International Limited                5,220,174(4)        16.8%
Woodbourne Hall, P.O. Box 3162
Road Town, Tortola
British Virgin Islands

Ibrahim Ahmed Al-Musbahi                     1,700,000           10.1%
c/o Al-Musbahi Establishment
P.O. Box 20002
Jeddah 21455
Saudi Arabia

Pioneer Ventures Associates, LP                989,364(5)         5.1%
651 Day Hill Road
P.O. Box 40
Windsor, Connecticut 06095

---------------------

(1) Based on 16,761,493 shares of Common Stock issued and outstanding on December 11, 1998.

(2) Shashikant S. Sheth, Jammadas Sheth, Kirit Sheth and Mahendra Sheth comprise the Sheth Group. The Sheth Group owns and controls Transvit Manufacturing Corporation ("Transvit"), Starion International Limited ("Starion B.V.I.") and Nevell Investments S.A. ("Nevell"). Includes 9,477,810 shares beneficially owned by Transvit; 5,220,174 shares beneficially owned by Starion B.V.I. (which includes 2,400,000 shares issuable upon the exercise of currently exercisable Common Stock warrants held by Starion B.V.I.); and

      107,000 shares otherwise owned or controlled by the Sheth Group. The members of the Sheth Group share voting and investment power with respect to all of these shares

(3) Transvit shares voting and investment power with the members of the Sheth Group with respect to their cumulative shares.

(4) Includes 2,400,000 shares issuable upon the exercise of currently exercisable Common Stock warrants held by Starion B.V.I. Starion B.V.I. shares voting and investment power with the members of the Sheth Group with respect to all of these shares.

(5) Includes 864,364 shares of Common Stock issuable upon conversion of shares of Series C Senior Convertible Preferred Stock and 125,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth as of December 11, 1998, certain information with respect to the Company's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and by all of its directors and officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.


                                     AMOUNT AND NATURE OF       PERCENT OF
         NAME AND ADDRESS            BENEFICIAL OWNERSHIP        CLASS(1)
        ------------------          -----------------------    ------------

VIREN S. SHETH(2)                           320,000(3)             1.88%
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

RICHARD R. HOWARD                            90,000(4)               *
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

RICHARD P. RIFENBURGH                        75,000(5)               *
133 N. POMPANO BEACH BOULEVARD
POMPANO BEACH, FLORIDA 33062

ROBERT R. SPARACINO                          50,000(6)               *
175 BLACKBERRY DRIVE
STAMFORD, CONNECTICUT 06903

AARON ZUTLER                                 40,000(7)               *
80 SKYLINE DRIVE
PLAINVIEW, NEW YORK  11803

JAY J. SHETH (8)
319 PINNER ROAD                                -0-                   *
NORTH HARROW, MIDDLESEX
HA1 4HF ENGLAND

B.J. HARID                                     -0-                   *
P.O. BOX 5551
DUBAI, UNITED ARAB EMIRATES

ROBERT A. LERMAN (9)                           -0-                   *
651 DAY HILL ROAD, P.O. BOX 40
WINDSOR, CONNECTICUT  06095

ROBERT M. VIOLA                              50,000(10)              *
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

PETER C. LIMAN                               80,000(11)              *
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

                                     AMOUNT AND NATURE OF       PERCENT OF
         NAME AND ADDRESS            BENEFICIAL OWNERSHIP        CLASS(1)
        ------------------          -----------------------    ------------

STEPHEN NAAR                                 20,000(12)              *
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

ALL OFFICERS AND DIRECTORS AS A             809,000(13)            4.61%
GROUP, FIFTEEN (15) PERSONS

--------------------------------------------------------------------------------

(1) Based on 16,761,493 shares of Common Stock issued and outstanding as of December 11, 1998.
(2) Viren S. Sheth, a director of the Company and its Chief Executive Officer, although not a member of the Sheth Group, is the brother of three members of the Sheth Group. Viren S. Sheth disclaims beneficial ownership of shares beneficially owned by the Sheth Group.
(3) Represents 320,000 shares of Common Stock issuable upon exercise of options held by Viren S. Sheth.
(4) Represents 90,000 shares of Common Stock issuable upon exercise of options held by Richard R. Howard.
(5) Represents 75,000 shares of Common Stock issuable upon exercise of options held by Richard P. Rifenburgh.
(6) Represents 50,000 shares of Common Stock issuable upon exercise of options held by Robert R. Sparacino.
(7) Includes 30,000 shares of Common Stock issuable upon exercise of options held by Aaron Zutler.
(8) Jay J. Sheth, a director of the Company, although not a member of the Sheth Group, is the son of a member of the Sheth Group. Jay J. Sheth disclaims beneficial ownership of shares beneficially owned by the Sheth Group.
(9) Robert A. Lerman is the president of the managing member of the general partner of Pioneer Ventures Associates, LP ("PVA"). Robert A. Lerman disclaims beneficial ownership of (i) Preferred Stock held by PVA and (ii) warrants to purchase Common Stock and the underlying shares of Common Stock thereto, except as to his pecuniary interest therein, which is currently less than 1%.
(10) Represents 50,000 shares of Common Stock issuable upon exercise of options held by Robert M. Viola.
(11) Includes 75,000 Shares of Common Stock issuable upon exercise of options held by Peter C. Liman.
(12) Represents 20,000 shares of Common Stock issuable upon exercise of options held by Stephan Naar.
(13) Includes 794,000 shares of Common Stock issuable upon exercise of options held by officers and directors.

                          OWNERSHIP OF PREFERRED STOCK

      The following table sets forth as of December 11, 1998, certain information with respect to the Company's Preferred Stock beneficially owned by persons who are known to the Company to be owners of more than five percent of the issued and outstanding shares of Preferred Stock of the Company, each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and by all its directors and officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.


                                    AMOUNT AND NATURE OF
      NAME AND ADDRESS              BENEFICIAL OWNERSHIP    PERCENT OF CLASS(1)
     ------------------            ----------------------  --------------------
SHETH GROUP                               787,219(2)                90.9%
POST OFFICE BOX 5551
DUBAI, UNITED ARAB EMIRATES

TRANSVIT MANUFACTURING CORPORATION        666,529                    77.0%
1211 GENEVA, 25 SWITZERLAND
CASE POSTALE 69

NEVELL INVESTMENTS, S.A.                  120,690                    13.9%
P.O. BOX 7707
DUBAI, UNITED ARAB EMIRATES

PIONEER VENTURES ASSOCIATES LP             78,333(3)                 9.1%
651 DAY HILL ROAD, P.O. BOX 40
WINDSOR, CONNECTICUT  06095

VIREN S. SHETH (4)                           -0-                       0%
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

RICHARD R. HOWARD                            -0-                       0%
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

RICHARD P. RIFENBURGH                        -0-                       0%
133 N. POMPANO BEACH BOULEVARD
POMPANO BEACH, FLORIDA 33062

ROBERT R. SPARACINO                          -0-                       0%
175 BLACKBERRY DRIVE
STAMFORD, CONNECTICUT 06903

AARON ZUTLER                                 -0-                       0%
80 SKYLINE DRIVE
PLAINVIEW, NEW YORK 11803

                                    AMOUNT AND NATURE OF
      NAME AND ADDRESS              BENEFICIAL OWNERSHIP    PERCENT OF CLASS(1)
     ------------------            ----------------------  --------------------

JAY J. SHETH (5)
319 PINNER ROAD                              -0-                       0%
NORTH HARROW, MIDDLESEX
HA1 4HF ENGLAND

B.J. HARID                                   -0-                       0%
P.O. BOX 5551
DUBAI, UNITED ARAB EMIRATES

ROBERT M. VIOLA                              -0-                       0%
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

PETER C. LIMAN                               -0-                       0%
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

ROBERT A. LERMAN (6)                         -0-                       0%
651 DAY HILL ROAD, P.O. BOX 40
WINDSOR, CONNECTICUT 06095

STEPHEN NAAR                                 -0-                       0%
12500 SAN PEDRO AVENUE, SUITE 500
SAN ANTONIO, TEXAS 78216

ALL OFFICERS AND DIRECTORS                   -0-                       0%
AS A GROUP (FIFTEEN (15) PERSONS)

--------------------------------------------------------------------------------

(1) Based on 865,552 shares of Preferred Stock issued and outstanding as of December 11, 1998.
(2) Includes 666,529 shares of Series A Convertible Preferred Stock held by Transvit and 120,690 shares of Series B Convertible Preferred Stock held by Nevell. The Sheth Group owns and controls each of Transvit and Nevell. Each share of Series A Convertible Preferred Stock is convertible into one share of Common Stock. Each share of Series B Convertible Preferred Stock is convertible into four shares of Common Stock.
(3) PVA holds 78,333 shares of Series C Stock which are currently convertible into an aggregate of 864,364 shares of Common Stock. Each share of Series C Stock is convertible into 11.034483 shares of Common Stock.
(4) Viren S. Sheth, a Director of the Company and its Chief Executive Officer, although not a member of the Sheth Group, is the brother of three members of the Sheth Group. Viren S. Sheth disclaims beneficial ownership of shares beneficially owned by the Sheth Group.
(5) Jay J. Sheth, a Director of the Company, although not a member of the Sheth Group, is the son of a member of the Sheth Group. Jay J. Sheth disclaims beneficial ownership of shares beneficially owned by the Sheth Group.
(6) Robert A. Lerman is the president of the managing member of the general partner of PVA. Mr. Lerman disclaims beneficial ownership of the Preferred Stock held by PVA and the underlying shares of Common Stock thereto, except as to his pecuniary interest therein which is currently less than 1%.

                   MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

      The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three persons, nor more than nine persons with the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the authorized number of directors at seven.

      Seven directors (constituting the entire Board) are to be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders and until his successor has been duly elected and qualified. It is the intention of the persons named in the accompanying proxy that proxies will be voted for the election of the seven nominees named in the following table unless otherwise indicated thereon. Each of the nominees is now a Director of the Company and is standing for reelection. The Board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought. Should any nominee for the office of director named herein become unable or unwilling to accept nomination or election, the persons named in the proxy will vote for such other person as the Board may recommend.

      The following table contains certain information as of December 11, 1998 with respect to the persons who have been nominated to serve as directors:

                                                      POSITION AND OFFICES                  SERVED AS A
        NAME                              AGE           WITH THE COMPANY                   DIRECTOR SINCE
       ------                            -----        --------------------                 --------------

RICHARD P. RIFENBURGH(1)(2)(3)(4)(5)      66     CHAIRMAN OF THE BOARD OF DIRECTORS             1992

ROBERT R. SPARACINO (3)(5)(6)             71     VICE CHAIRMAN OF THE BOARD OF DIRECTORS        1992

VIREN S. SHETH(2)(4)                      49     CHIEF EXECUTIVE OFFICER AND DIRECTOR           1992

AARON ZUTLER(4)                           64     DIRECTOR                                       1995

JAY J. SHETH(2)                           42     DIRECTOR                                       1996

B.J. HARID                                42     DIRECTOR                                       1997

ROBERT A. LERMAN(7)                       63     DIRECTOR                                       1998
----------------------------------------------------------------------------------------------------------

(1) Mr. Rifenburgh became Chairman of the Board in August 1992. The Chairman of the Board is not an officer of the Company.
(2)   Member of Executive Committee.
(3)   Member of Audit Committee.
(4)   Member of Compensation Committee.
(5)   Member of Option Committee.

(6) Dr. Sparacino became Vice Chairman of the Board in August 1992. The Vice Chairman of the Board is not an officer of the Company.
(7)   Mr. Lerman was elected to the Board on September 28, 1998.


      Biographical information on these continuing directors is set forth below under "Further Information-Board of Directors and Executive Officers."

      Each of the persons set forth in the table above was not selected as a director pursuant to any arrangement or understanding between him and any other person (other than directors or officers of the Company acting solely in their capacities as such) except for: Robert A. Lerman, who became a director pursuant to an Investment Agreement dated September 3, 1998, between PVA and the Company, and Jay J. Sheth and B. J. Harid, who agreed to serve as directors of the Company pursuant to a consensus among the Sheth Group. The Sheth Group is a group which is the beneficial owner of 73.3% of the Company's Common Stock as more particularly set forth below and in the Sheth Group Schedule 13D and amendments thereto. Viren S. Sheth regularly consults with the Sheth Group with respect to the operations of the Company.

      The enclosed form of proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all such nominees. Each properly executed proxy received in time for the meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election. Two affiliates of the Sheth Group, Transvit Manufacturing Corporation ("Transvit") and Starion International Limited ("Starion B.V.I."), the record holders of 56.5% and 16.8% of the Company's outstanding shares of Common Stock, respectively, have indicated to the Company that they intend to vote in favor of all of the nominees set forth above.

      The Company's Certificate of Incorporation provides that nominations for the election of directors may be made by the Board, a committee of the Board or any stockholder entitled to vote for the election of directors. Nominations by stockholders shall be made by notice, in writing, delivered or mailed by first class mail, postage prepaid to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors; provided, that if less than 21 days notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders. Each such notice shall set forth the name, age and business address of each proposed nominee, the principal occupation or employment of each such nominee and the number of shares of Common Stock owned by such nominee.

COMMITTEES OF THE BOARD OF DIRECTORS

      The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established four standing committees: Audit, Option, Compensation and Executive. The Audit Committee is comprised of directors who are not employees of the Company or any of its subsidiaries. Dr. Sparacino and Mr. Rifenburgh are the current members of the Audit Committee. The Audit Committee meets with the independent public accountants, management representatives and internal auditors; recommends to the Company's Board of Directors for the independent public accountants appointment, approves the scope of audits and other services to be performed by the independent public accountants and internal auditors; considers whether the performance of any professional services by the independent public accountants other than services provided in connection with the audit function could impair the independence of the independent public accountants; and reviews the results of internal and external audits and the accounting principles applied in financial reporting and financial and operational controls. The independent public accountants and internal auditors have unrestricted access to the Audit Committee and vice versa.

      The Executive Committee performs the functions of the Nominating Committee. Richard P. Rifenburgh, Jay J. Sheth and Viren S. Sheth are the current members of the Executive Committee. When performing Nominating Committee functions, the Executive Committee's duties include developing a policy on the size and composition of the Board and criteria relating to candidate selection, identifying candidates for Board membership and establishing procedures whereby individuals may be recommended by stockholders for consideration by the Executive Committee as possible candidates for election to the Board.

      The Compensation Committee's functions include reviewing the Company's compensation philosophy and programs, including the payment of direct salaries and incentive compensation to directors and officers, and reviewing loans to, or guarantees of obligations of, officers, directors and employees of the Company. The Compensation Committee is comprised of Mr. Rifenburgh, Mr. Zutler and Mr. Viren S. Sheth.

      The Option Committee's function includes administering the Company's stock option plans and making recommendations concerning the granting of options to employees and directors of the Company. The Option Committee is comprised of Mr. Rifenburgh and Dr. Sparacino.

MEETINGS OF THE BOARD OF DIRECTORS

      During the fiscal year ended August 29, 1998, the Board of Directors met seven (7) times, the Audit Committee met two (2) times, the Compensation Committee met one (1) time, the Executive Committee met one (1) time and the Option Committee did not meet. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of which they are members.

COMPENSATION OF DIRECTORS

      The Company provides reimbursement for travel and other expenses incurred by all directors in connection with their service as directors of the Company. In fiscal 1998, the Company also provided compensation to Messrs. Rifenburgh and Zutler and Dr. Sparacino for their services as directors and members of various committees of the Board. Dr. Sparacino and Messrs. Rifenburgh and Zutler each received $2,500 per day per Board or Committee meeting attended. In addition, each received a quarterly fee of $10,000 as compensation for services outside of Board and Committee meetings. During fiscal 1998 Messrs. Rifenburgh and Zutler and Dr. Sparacino (through his Company, Sparacino Associates, Inc.) received $104,332, $79,999 and $94,669, respectively, in connection with their service as directors and members of committees of the Board.

      The seven nominees receiving the highest number of affirmative votes of the shares of Common Stock and Series C Stock, voting together as a class, present in person or represented by proxy and entitled to vote shall be elected as directors. All shares to be voted by proxy will be voted, or not voted, as specified on each proxy.

                THE BOARD UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS
                 VOTE FOR THE ELECTION OF THE NOMINEES PROPOSED.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      On July 22, 1997, the Company advised KPMG Peat Marwick LP ("Peat Marwick") that the Company intended to retain a different independent accounting firm for the audit of its financial statements for the year ending August 30, 1997. Peat Marwick had been engaged as the principal accountant to audit the Company's consolidated financial statements.

      Peat Marwick's reports on the Company's consolidated financial statements for the fiscal years ended August 31, 1996 and 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      The Audit Committee of the Company's Board of Directors recommended the action taken with respect to Peat Marwick.

      There have been no disagreements with Peat Marwick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the Company's fiscal years ended August 31, 1996 and 1995 or in the subsequent interim period through July 22, 1997 (the date of termination), which disagreements, if not resolved to Peat Marwick's satisfaction, would have caused Peat Marwick to make reference to the subject matter of the disagreement(s) in connection with its report.

      Coopers & Lybrand, LLP ("Coopers") was engaged by the Company as its independent principal accountant to audit the Company's consolidated financial statements. This engagement was effective as of July 22, 1997. Coopers was the principal accountant for Tristar prior to the merger of Eurostar with and into Tristar on August 31, 1995.

      Prior to engaging Coopers on July 22, 1997, and except as disclosed above, Tristar had not consulted with Coopers during the Company's two most recent fiscal years or in the period since the end of the most recent fiscal year.

      During the Company's fiscal 1998 year, Coopers merged with Price Waterhouse LLP and subsequently changed its name to PricewaterhouseCoopers LLP ("PWC").


PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of PWC to serve as independent public accountants of the Company for the fiscal year ending August 28, 1999. Although stockholder approval is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. PWC has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the fiscal year ending August 29, 1998 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of PWC, the Board of Directors may reconsider the appointment.

      Representatives of PWC will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

      Ratification of the appointment of PWC requires the affirmative vote of a majority of the shares of Common Stock and Series C Stock, voting together as a class, present by proxy or in person and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

              THE BOARD UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS
                     VOTE FOR THE ADOPTION OF THIS PROPOSAL.

                               FURTHER INFORMATION

BOARD OF DIRECTORS

      Set forth below is information with respect to the nominees for director.

      RICHARD P. RIFENBURGH has served as Chairman of the Board of Moval Management Corporation since 1968. Moval Management Corporation is a management consulting firm which specializes in restoring companies in financial distress. From February 1989 until May 1991 Mr. Rifenburgh served as Chairman of the Board and Chief Executive Officer of MiniScribe Corporation, a publicly-held holding company and manufacturer of computer disc drives. From 1987 to 1990 he was a General Partner at Hambrecht and Quist Venture Partners, a venture capital organization. From 1988 to 1990 he was Chairman of the Board and Chief Executive Officer of Ironstone Group, Inc., a publicly-held company. Mr. Rifenburgh currently serves as a director of Concurrent Computer Corporation, which files reports with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Rifenburgh is also a member of the Board of Directors of St. George Crystal Ltd., a major manufacturer of fine quality crystal products, and CyberGuard Corporation, a provider of security software, a publicly-held company which files reports with the Commission pursuant to the Exchange Act. In June 1998, Mr. Rifenburgh was elected to the Board of Directors of ARIS TECHNOLOGIES Inc. A private company located in Cambridge, Massachusetts, ARIS is an industry leader in proprietary digital audio watermarking systems and solutions. None of the companies set forth above with which Mr. Rifenburgh has been affiliated are, or have been, affiliates of the Company.

      ROBERT R. SPARACINO has served as president and director of Sparacino Associates, Inc. a management consulting firm, since 1981. Prior to forming Sparacino Associates, Inc., Dr. Sparacino was a senior officer of Xerox Corporation. Dr. Sparacino has also served, and currently serves, as a director of several privately-held companies, principally in connection with services rendered by Sparacino Associates, Inc. Dr. Sparacino currently serves as a director of Power Designs, Inc., which files reports with the Commission pursuant to the Exchange Act. Dr. Sparacino is also a member of the Board of Directors of St. George Crystal Ltd., a major manufacturer of fine quality crystal products. None of the companies with which Dr. Sparacino has been affiliated are, or have been, affiliates of the Company.

      JAY J. SHETH was elected to the Board of Directors in January 1996. Mr. Sheth became the Managing Director of Starion International Limited ("Starion U.K.") in 1984. Starion U.K. is a manufacturer and distributor of fragrances and cosmetics based in the United Kingdom and is owned by the Sheth Group. From 1979 to March 1993 Mr. Sheth was Managing Director of S&J Perfume Company, Ltd., a supplier of fragrance products based in the United Kingdom which sold principally to distributors in the Middle East and to the Company. Mr. Sheth has been a Managing Director of Starion Cosmetics Limited since 1991 and a Director of Star Group Services Limited, a services company, since 1995. Since 1994 Mr. Sheth has been a Director of Plus One

Design Limited. S&J Perfume Company, Ltd., Starion Cosmetics Limited, Star Group Services Limited and Plus One Design Limited are entities owned and controlled by the Sheth Group. Mr. Sheth is also a director of Unistar International Limited.

      VIREN S. SHETH currently serves as Chief Executive Officer of the Company. He became a director as well as President and Chief Executive Officer of the Company on December 3, 1992. Mr. Sheth served as President, Chief Executive Officer and a director of Eurostar Perfumes, Inc. ("Eurostar") from August 1992 until the merger of Eurostar with and into the Company (the "Merger") in August 1995. From 1983 to August 1992 Mr. Sheth was a director of S&J Perfume Company, Ltd., a supplier of fragrance products based in the United Kingdom which sold principally to distributors in the Middle East and to the Company. Mr. Sheth is also a director of Unistar International Limited.

      AARON ZUTLER was elected to the Board of Directors in August 1995. Mr. Zutler is president and founder of Marketing Congress, Inc., an international marketing consulting and new product development firm. Mr. Zutler is also a member of the Board of Directors of St. George Crystal Ltd., a major manufacturer of fine quality crystal products. He is also president of MCI Advertising, which creates advertising promotional campaigns for a diverse group of marketers in the consumer products field. On July 1, 1995, Mr. Zutler was appointed to the Board of Directors of Eurostar where he served until the Merger on August 31, 1995.

      B.J. HARID was elected to the Board of Directors in April 1997. Mr. Harid holds a masters degree in Business Management from the Asian Institute of Management, Philippines. From 1990 to 1991 he held the post of Regional Director B East Europe for Jumbo Electronics, Dubai, United Arab Emirates (sole distributor for SONY in the Middle East). Mr. Harid held the position of Executive Officer for Vinelec Group of Companies, Dubai, United Arab Emirates from July 1991 to October 1996. He is currently a director with Unistar International LLC, a Sheth Group-controlled company.

      ROBERT A. LERMAN was elected to the Board of Directors in September 1998. Since 1997, Mr. Lerman has been President and a Director of Pioneer Ventures Corp., the managing member of the general partner of various related investment company partnerships. Since 1993, Mr. Lerman has been President and a Director of Pioneer Partners Corp., a privately-held corporation and the general partner of an investment partnership. In 1988, he founded Pioneer Capital Corp., a privately-held venture capital corporation, and has served as a Director, Secretary and Treasurer since its inception. Mr. Lerman has served since 1978 as Director and President of Thermodynetics, Inc., a publicly-held company engaged in manufacturing and marketing heat exchanger components and energy saving devices.

INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

The following is a list of the executive officers of the Company as of December 11, 1998, their ages, positions and offices with the Company, and periods during which they have served in such positions and offices:


       NAME             AGE     POSITION WITH THE COMPANY      OFFICER SINCE
      ------           -----   ---------------------------    ---------------
Viren S. Sheth          49     Director and Chief Executive    December 1992
                               Officer

Richard R. Howard       57     President and Chief             December 1997
                               Operating Officer

Robert M. Viola         52     Executive Vice President,       December 1997
                               Chief Financial Officer,
                               Treasurer and Assistant
                               Secretary

Peter C. Liman          59     Vice President, Marketing        August 1995

Stephen Naar            48     Vice President, Latin           December 1998
                               American Division
--------------------------------------------------------------------------------

      Viren S. Sheth's business background is set forth above under "Information with Respect to Nominees for Director."

      RICHARD R. HOWARD joined the Company in December 1997 as Executive Vice President and Chief Operating Officer. In July 1998, he was named President and Chief Operating Officer. From August 1995 to December 1997 Mr. Howard served as Director, Strategic Services Consulting for KPMG Peat Marwick LLP, and held a consultancy position as Chief Operating Officer with JABRA Corporation, a high-technology startup company. Mr. Howard served as a Senior Vice President of Operations for Chesebrough Ponds USA Co., and also as Executive Vice President of World-Wide Operations for Elizabeth Arden, Inc. from March 1992 to May 1995, both being divisions of Unilever PLC. From September 1989 to March 1992, Mr. Howard was Senior Vice President, Operations for Somerset Knitting Mills Inc., a division of the Phillips-Van Heusen Corp.

      ROBERT M. VIOLA joined the Company in December 1997 as Vice President and Chief Financial Officer. In September 1998, he was named Executive Vice President and Chief Financial Officer. From June 1995 to January 1997, Mr. Viola served in the dual capacity of President and Chief Financial Officer of Zotos Corporation, a manufacturer and distributor of professional hair and skin care products and a wholly-owned subsidiary of Shisiedo Co., Ltd. (Tokyo, Japan). From May 1990 to June 1995 Mr. Viola served as Senior Vice President and Chief Financial Officer of Zotos Corporation. From May 1983 to February 1990, Mr. Viola served in the capacity of Corporate Controller of Faberge USA, Inc. and Elizabeth Arden USA, Inc.

      PETER C. LIMAN has served as Vice President, Marketing since August 1995. From December 1982 to July 1995 Mr. Liman served as Vice President, Marketing for Del Pharmaceuticals Inc., a division of Del Laboratories, Inc., a publicly-held company located in Farmingdale, New York.

      STEPHEN NAAR joined the Company in January 1995 and has served as Vice President, Latin American Division since September 1996. From 1991 to 1994, Mr. Naar was Vice President of Yale de Mexico, a privately owned apparel manufacturing company.

FAMILY RELATIONSHIPS AMONG DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

      Viren S. Sheth, Chief Executive Officer and a director of the Company and Jay J. Sheth, director, are unrelated. Viren S. Sheth is the brother of three members of the Sheth Group. Jay J. Sheth is the son of a member of the Sheth Group.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee has furnished the following report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in this "Compensation Committee Report on Executive Compensation" shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

      The Compensation Committee is comprised of Richard P. Rifenburgh, Aaron Zutler and Viren S. Sheth, and administers and oversees all aspects of the Company's executive compensation policy and reports its determinations to the Board of Directors. The Compensation Committee's overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values.

      In fiscal 1998, the total compensation program for the Company's top executives, approved by the Company's Board of Directors, consisted of a base salary and bonus for each of such executives.

      BASE SALARY PROGRAM

      It is the Company's policy to establish salaries at a level approximating the average of the competitive levels in comparable organizations and to provide annual salary increases reflective of the executive's performance, level of responsibility and position with the Company. Subsequent to the Company's merger with Eurostar in 1995, Viren S. Sheth's annual base salary was increased from $150,000 to $385,000 in recognition of his increased responsibilities as a result of such merger. In 1998, Viren S. Sheth received a base salary of $385,000.

      ANNUAL INCENTIVE

      Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth and cost control. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company's growth in revenue and cost control require subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility. Viren S. Sheth did not receive a bonus from the Company for fiscal 1998.

                             COMPENSATION COMMITTEE
                              Richard P. Rifenburgh
                                  Aaron Zutler
                                 Viren S. Sheth


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Sheth Group is the beneficial owner of approximately 73.3% of the Company's Common Stock. Viren S. Sheth, although not a member of the Sheth Group, is the brother of three members of the Sheth Group. Viren S. Sheth disclaims beneficial ownership of shares beneficially owned by the Sheth Group. On April 24, 1997, the Board of Directors elected Mr. Rifenburgh, Aaron Zutler and Viren S. Sheth to the Compensation Committee. Viren S.
Sheth is the Chief Executive Officer of the Company.

EXECUTIVE COMPENSATION

      The following Summary Compensation Table sets forth certain information concerning compensation for fiscal years ended August 31, 1996, August 30, 1997 and August 29, 1998 of the Company's Chief Executive Officer and four other most highly compensated executive officers (the "named executive officers").

                                ANNUAL                       LONG-TERM COMPENSATION
                             COMPENSATION                            AWARDS
                                                          ----------------------------
NAME AND PRINCIPAL       FISCAL                           OTHER ANNUAL                      ALL OTHER
    POSITION              YEAR     SALARY($)  BONUS($)    COMPENSATION(1)   OPTIONS(#)    COMPENSATION($)
------------------       ------    ---------  --------    ---------------   ----------    ---------------
Viren S. Sheth            1998     $385,000      -              -                -           $16,110(2)
   Chief Executive        1997     $385,000      -              -                -           $16,784(2)
   Officer                1996     $389,519      -              -             480,000        $15,499(2)


Richard R. Howard(3)      1998     $146,154   $60,000        $40,500          200,000        $ 3,935(4)
   President & Chief      1997        -          -              -                -              -
   Operating Officer      1996        -          -              -                -              -


Robert M. Viola(3)        1998     $116,250   $35,000        $33,000          125,000        $ 3,935(4)
   Executive Vice         1997        -          -              -                -              -
   President & Chief      1996        -          -              -                -              -
   Financial Officer

Peter C. Liman            1998     $120,000   $15,000           -             125,000        $ 6,234(5)
   Vice President         1997     $105,769      -              -                -           $ 9,476(5)
   Marketing              1996     $100,000      -              -                -           $ 1,820(5)


Stephen Naar              1998     $132,693   $15,000           -                -           $ 8,675(6)
   Vice President         1997     $122,492   $36,312           -              50,000        $ 6,631(6)
   Latin America          1996     $107,231   $10,200           -                -           $ 6,636(6)
--------------------------------------------------------------------------------------------------------

(1) Excludes perquisites and other benefits if the aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the annual salary and bonus reported for the named executive officer.
(2) The amounts are comprised of (i) contributions to the Company's 401(k) Plan in the amounts of $5,553 in 1998, $9,500 in 1997 and $7,500 in 1996 and (ii) premiums paid by the Company for insurance not generally available to all Company employees in the amounts of $10,557 in 1998, $7,284 in 1997 and $7,999 in 1996.
(3)   Mr. Howard and Mr. Viola each joined the Company in December 1997.
(4) The amounts are comprised of premiums paid by the Company for insurance not generally available to all Company employees in the amounts of $3,935 in 1998.
(5) The amounts are comprised of (i) contributions to the Company's 401(k) Plan in the amounts of $3,333 in 1998 and $7,656 in 1997 and (ii) premiums paid by the Company for insurance not generally available to all Company employees in the amounts of $2,901 in 1998, $1,820 in 1997, and $1,820 in 1996.
(6) The amounts are comprised of (i) contributions to the Company's 401(k) Plan in the amounts of $3,429 in 1998, $1,285 in 1997, and $1,168 in 1996
      and (ii) premiums paid by the Company for insurance not generally available to all Company employees in the amounts of $5,246 in 1998, $5,246 in 1997, and $5,218 in 1996.

OPTION GRANTS IN 1998 FISCAL YEAR

      The following table provides information concerning grants of stock options by the Company to the named executive officers in fiscal 1998. The Company has not granted any stock appreciation rights.

                                                                              POTENTIAL REALIZABLE VALUE
                                                                               AT ASSUMED ANNUAL RATES
                       INDIVIDUAL                                             OF STOCK PRICE APPRECIATION
                        GRANTS                                                      THE OPTION TERM
                       ----------                                             ----------------------------
                                       PERCENTAGE OF
                                       TOTAL OPTIONS
                                       GRANTED TO     EXERCISE
                        OPTIONS        EMPLOYEES IN    PRICE        EXPIRATION
      NAME              GRANTED(#)     FISCAL YEAR    ($/SHARE)        DATE         5%($)        10%($)
     ------            ------------   --------------  ---------     -----------    -------      --------
Viren S. Sheth              -               -             -             -             -            -
Richard R. Howard        200,000          61.5%         10.375       12/08/07      1,473,954    3,845,217
Robert M. Viola          125,000          38.5%         10.500       12/01/07        932,320    2,432,215
Peter C. Liman              -               -             -             -             -            -
Stephen Naar                -               -             -             -             -            -


-------------------------

OPTION EXERCISES IN 1998 FISCAL YEAR AND YEAR-END OPTION VALUE

      The following table provides information concerning options exercised in fiscal 1998 by the named executive officers and the value of such officer's unexercised options at August 29, 1998.

                                                                                 VALUE OF UNEXERCISED
                                                    NUMBER OF UNEXERCISED            IN THE MONEY
                                                          OPTIONS AT                  OPTIONS AT
                                                      FISCAL YEAR END(#)          FISCAL YEAR END($)(1)
                                                  ---------------------------   ---------------------------
                     SHARES ACQUIRED    VALUE
                       ON EXERCISE     REALIZED
     NAME                   (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
    ------           ---------------   --------   -----------   -------------   -----------   -------------
Viren S. Sheth               -            -         320,000        160,000        539,840        269,920
Richard R. Howard            -            -            -           200,000           -              -
Robert M. Viola              -            -            -           125,000           -              -
Peter C. Liman               -            -          50,000         75,000        118,750         53,125
Stephen Naar                 -            -          20,000         30,000           -              -

---------------------------

(1) The "value" of any option set forth in the table above is determined by subtracting the amount which must be paid upon exercise of the options from the market value of the underlying Common Stock as of August 29, 1998 (based on the closing sales price as reported by the NASDAQ Stock Market).

EMPLOYMENT AGREEMENTS

      Richard R. Howard, President and Chief Operating Officer of the Company, and the Company are parties to a two-year employment agreement, dated effective September 1, 1998, pursuant to which Mr. Howard will receive an initial base salary of $250,000 per annum, and an annual bonus opportunity of up to 40% of his base salary. In connection with this employment agreement, Mr. Howard received an option to purchase up to 50,000 shares of Common Stock, which vested immediately.

      Robert M. Viola, Executive Vice President and Chief Financial Officer of the Company, and the Company are parties to a two year employment agreement, dated effective September 1, 1998, pursuant to which Mr. Viola will receive an initial base salary of $190,000 per annum, and annual bonus opportunity of up to 25% of his base salary. In connection with this employment agreement, Mr. Viola received an option to purchase up to 25,000 shares of Common Stock, which vested immediately.

      Other than as set forth above, there are no compensatory plans or arrangements with respect to any individual named in the Summary Compensation Table above or otherwise which would result from the resignation, retirement or any other termination of such individual's employment with the Company or a change in the individual's responsibilities following a change in control.

PERFORMANCE GRAPH

      The Company has utilized the Center for Research in Security Prices ("CRSP") Total Return Index for the NASDAQ Stock Market. The following performance graph compares the performance of the Company's Common Stock to CRSP Total Return Index for the NASDAQ Stock Market and to a Cosmetics/Sundries Index for the five-year period from August 30, 1993 through August 29, 1998. The Cosmetics/Sundries Index is comprised of all NASDAQ listed companies having the three digit standard industry classification code 284, which relates to perfumes, cosmetics and toilet preparations products. The graph assumes that the value of the investment in the Company's Common Stock and each Index was 100 at August 30, 1993 and that all dividends were reinvested.



                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                                     LEGEND

CRSP TOTAL RETURNS INDEX FOR:               08/31/93   08/31/94    08/31/95    08/31/96   08/31/97   08/31/98
-----------------------------               --------   --------    --------    --------   --------   --------
Tristar Corporation                          100.0       71.6        100.0       131.8      188.6     113.6
Nasdaq Stock Market (US Companies)           100.0      104.1        140.2       158.1      220.5     209.7
NASDAQ Stocks (SIC 2840-2849 US + Foreign)   100.0      112.5        150.4       222.0      185.6     124.2
Soap, Detergents, and Cleaning Preparations;
  Perfumes, Cosmetics

NOTES:
    A. The lines represent monthly index levels derived from compound daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 08/31/93.

    The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act, as amended, or to the liabilities of Section 18 under the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to fiscal 1998, the Company believes that its officers, directors and holders of more than 10% of the Company's Common Stock complied with Section 16(a) filing requirements, except: B.J. Harid, Richard R. Howard, Robert M. Viola and Jay J. Sheth each filed a Form 3 late; and Richard
P. Rifenburgh and Robert Sparacino each filed a Form 4 late, each reporting a single option grant.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

    As previously disclosed, a federal grand jury in Greenville, South Carolina examined the events relating to the previously undisclosed ownership interest of the Sheth Group and other issues. In March 1994, the Company entered into an agreement with federal authorities pursuant to which the Company was not prosecuted in connection with the matters under investigation by the grand jury. The Company and the Sheth Group, which holds beneficial ownership of 73.3% of the Company's Common Stock, principally through its ownership of Transvit and Starion B.V.I., actively cooperated with the federal inquiry. The Company's agreement with the federal authorities is contingent upon continued cooperation by the Company and companies affiliated with the Sheth Group.

    Under the terms of the agreement, the Company's then President and current Chief Executive Officer, Viren S. Sheth, pled guilty to a technical infraction in connection with causing the disclosure violation. Jay J. Sheth, a Director of the Company and the Managing Director of Starion U.K., which is owned by the Sheth Group, pled guilty to a technical infraction in connection with causing the disclosure violation. The agreement with federal authorities acknowledges that these individuals were unaware of the legal requirement that was violated. These infractions were the lowest possible level of federal charge, and did not subject them to any term of incarceration.

    Starion B.V.I., an entity owned by the Sheth Group that holds beneficial ownership of 16.8% of the Company's Common Stock, pled guilty to a felony in connection with the failure to disclose its ownership interest.

    In November 1994, Starion B.V.I., was sentenced to five years of probation and required to pay to the U.S Government $5.5 million in lieu of a forfeiture of 2,013,174 of its holdings of shares of Common Stock of the Company. In connection therewith, Starion B.V.I. has made payments of $2.2 million on a promissory note with an original principal amount of $3.5 million, with the balance to be paid in full by May 17, 2000. The promissory note also required Starion B.V.I. to place in escrow 1,000,000 shares of Common Stock to secure the payments, 400,000 shares of which presently remain in escrow. Starion B.V.I. retains all rights to vote and dispose of the shares placed in escrow and the right to receive dividends on those Shares.

    In November 1994, Viren S. Sheth was sentenced to one year of probation. The sentence imposed was based on an infraction for violating (without knowledge thereof) 17 C.F.R. ss 240.13d-1 and 15 U.S.C. ss 78ff by aiding, abetting and causing the Sheth Group's failure to disclose, prior to September 1992, its ownership of more than 5 % of the outstanding Common Stock of the Company.

    In November 1994, Jay J. Sheth was sentenced to one year of probation. The sentence imposed was based on an infraction for violating (without knowledge thereof) 17 C.F.R. ss 240.13d-1 and 15 U.S.C. ss 78ff by aiding, abetting and causing the Sheth Group's failure to disclose, prior to September 1992, its ownership of more than 5% of the outstanding Common Stock of the Company.

    The United States Attorney's information charging Viren S. Sheth and Jay J. Sheth with these violations expressly provided that they did not have knowledge of either of these regulations. The court imposed the following conditions of probation: (1) complying with all federal and state securities laws; and (2) directing and insuring that Starion B.V.I. make all required forfeiture payments under the promissory note and plea agreement. The sentencing concluded all outstanding criminal proceedings with respect to the above named persons.

    In June 1992, the Company, Jay J. Sheth, Viren S. Sheth, Starion B.V.I. and other Sheth Group affiliates were advised that they were the subject of an investigation by the staff of the Commission regarding the non-disclosure of the share holdings of the Sheth Group, as well as potential accounting irregularities and other matters. In September 1995, the Company, Jay J. Sheth, Viren S. Sheth and other Sheth Group affiliates, without admitting or denying the allegations of the Commission, consented to the entry of an administrative order agreeing to cease and desist from future violations of the federal securities laws.

    Except for the matters discussed above, none of the Company's directors, nominees, officers or affiliates, nor any beneficial owner of more than 5% of the Company's Common or Preferred Stock, nor any associate of any such directors, nominees, officers, affiliates or 5% stockholders, is a party adverse to the Company or has a material interest adverse to the Company in any material legal proceeding.

FREITAS AND KENNER

    In October 1994, a suit was filed in Florida state court against the Company and two of its directors by Ross Freitas, Carolyn Kenner, Rose Freitas and Melissa Freitas. The complaint alleged causes of action by two plaintiffs for libel and sought indemnification of legal costs allegedly incurred by those plaintiffs in suits and proceedings arising from the facts which were the subject of the investigation conducted by the Special Committee of the Board of Directors in 1992. The complaint also alleged, on behalf of all four plaintiffs, that the Company's disclosures relating to the Sheth Group's holding of Company stock and other matters were fraudulent or negligently misrepresented. In April 1995, the court dismissed the complaint without prejudice, in part due to the plaintiffs' failure to state a claim for relief. In May 1995 the plaintiffs refiled the complaint, asserting many of the same claims and in June 1996, amended their complaint yet again, naming only the Company and one of its directors as defendants. In October 1998, the court dismissed the claims against the Company's director. The Company intends to dispute these allegations vigorously and believes that ultimate disposition of the case will not have a material adverse effect on its business, financial condition or results of operations.

SHETH GROUP

    At August 29, 1998, a majority of the Company's Common Stock (73.3%), continued to be controlled by the Sheth Group, principally through its ownership and control of Transvit, Nevell and Starion B.V.I.

TRANSACTIONS WITH SHETH GROUP AFFILIATES

    During fiscal 1998 the Company purchased approximately $4,227,000 of finished goods and fragrance product components from the Sheth Group affiliates. At August 29, 1998, the Company had outstanding payables to the Sheth Group affiliates in the amount of $5,185,000.

    During fiscal 1998 the Company sold products to the Sheth Group affiliates in the amount of $6,557,000. At August 29, 1998, the Company had receivables outstanding from the Sheth Group affiliates of $3,607,000.

DIRECTOR FEES

    For fiscal 1998 the Company incurred approximately $279,000 in fees to current directors, Richard P. Rifenburgh, Robert R. Sparacino and Aaron Zutler. These fees were paid directly to the directors, with the exception of $94,669 which was paid to Dr. Sparacino through his company, Sparacino Associates, Inc. These fees relate to the participation of Messrs. Rifenburgh and Zutler and Dr. Sparacino in meetings of the Company's Board and committees. As of August 29, 1998, approximately $27,000 of these fees had not yet been paid.

FINANCING OF SETTLEMENT AGREEMENT

    The Company is currently indebted to the Sheth Group in the amount of $1.7 million in the form of subordinated long-term debt. The proceeds of such debt was utilized by the Company in the settlement of the previously disclosed (December 1993) stockholder class action litigation.

    The loans from the Sheth Group mature in ten years, with interest payable annually and principal payable 20% at the end of year eight, 20% at the end of year nine and the remaining 60% at the end of year ten. These loans bear interest at 6.36% to 8.23% per annum and are subordinated to indebtedness of the Company owed to its senior lenders. In March 1998, the Company and the Sheth Group reached an agreement to eliminate the future accrual of any interest on the remaining indebtedness.

    Pursuant to an agreement entered into in connection with the settlement agreement, the Sheth Group was granted warrants for the right to purchase up to 2,000,000 shares of the Company's Common Stock within ten years of the date of issuance. The initial per share price of the Common Stock under the warrants is $5.34 and it increases by 10% per year after year seven.

    The Company also extended until August 31, 2003, the exercise date of previously issued Common Stock warrants held by an affiliate of the Sheth Group to purchase 400,000 shares of the Company's Common Stock.

    In 1993, Transvit, a Sheth Group affiliate, entered into a lending arrangement with Eurostar (now merged into the Company), whereby Eurostar could borrow up to $9 million at an interest rate of 4.5% per annum. Effective December 11, 1996, the outstanding debt of $4.7 million was exchanged for 666,529 shares of the Company's Series A Convertible Preferred Stock. Such stock carries a preferred distribution in the event of liquidation of $7.00 per share with a cumulative dividend of $0.315 per share, convertible at $7.00 per share into the Company's Common Stock. The conversion price approximated the closing bid price of the Company's Common Stock as reported by NASDAQ on the date of this transaction. The Company can redeem the shares of Series A Convertible Preferred Stock at any time for S7.00 per share, plus all accrued and unpaid dividends. At August 29, 1998, cumulative dividends in arrears on the Series A Convertible Preferred Stock approximated $343,000.

    In a subsequent transaction effective February 21, 1997, Nevell, a Sheth Group affiliate and the holder of a subordinated long-term promissory note in the principal amount of $4,000,000, converted $3,500,000 of such note into 120,690 shares of the Company's Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock has cumulative preferred dividends of $2.03 per share and a preferred liquidation distribution of $29.00 per share plus accrued and unpaid dividends. Each share of the Series B Preferred Stock is convertible, at the option of Nevell, into four shares of the Company's Common Stock. The Company can redeem the shares of Series B Convertible Preferred Stock at any time for $29.00 per share, plus all accrued and unpaid dividends. At August 29, 1998, cumulative dividends in arrears on the Series B Convertible Preferred Stock approximated $366,000.

    On February 21, 1997, the closing bid of the Company's Common Stock as reported by NASDAQ was $9 11/32. At that date, the Series B Convertible Preferred Stock carried a beneficial conversion feature of $2 3/32, the difference between the conversion price and the closing bid price. The value of the beneficial conversion feature has been reflected in the financial statements of the Company in a manner similar to that for a dividend to the preferred shareholder. Accordingly, the Company has recorded a charge to retained earnings and an increase in the value of the Series B Convertible Preferred Stock in the amount of $ 1,011,000. Additionally, as a result of the conversion, the Company wrote off $270,000 of warrant valuation costs attributable to the converted debt. This charge has also been recorded to retained earnings in a manner consistent with that for the beneficial conversion feature described above.


                        PROPOSALS FOR NEXT ANNUAL MEETING

    The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (ARule 14a-8"), for inclusion in the Company's proxy statement for its 2000 annual meeting of stockholders is September 16, 1999. After December 1, 1999, notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2000 Annual meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

                               TRISTAR CORPORATION


          PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- February 10, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          Please mark, sign, date and return in the enclosed envelope.

              The undersigned stockholder of Tristar Corporation (the "Company")
 P      hereby appoints Viren S. Sheth, Richard R. Howard and Robert M. Viola,
 R      or each of them, proxies of the undersigned with full power of
 O      substitution to vote at the Annual Meeting of Stockholders of the
 X      Company to be held on Wednesday, February 10, 1999, at 10:00 a.m.,
 Y Central Standard Time, at the Company's corporate office, 12500 San Pedro Avenue, Suite 500, San Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:



        (1)   ELECTION OF DIRECTORS


              FOR   [ ]                         WITHHOLD AUTHORITY      [ ]
              all nominees listed below         to vote for all nominees
              (except as marked below)          listed below


              Viren S. Sheth                    Richard P. Rifenburgh

              Aaron Zutler                      Jay J. Sheth

              Robert R. Sparacino               B.J. Harid

              Robert R. Lerman

        INSTRUCTIONS:   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                        NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT
                        NOMINEE'S NAME AS SET FORTH ABOVE.


        (2) Proposal to ratify the appointment of PriceWaterhouseCoopers LLP as the Company's Independent Public Accountants for the fiscal year ending August 28, 1999


              [ ]  FOR                  [ ]  AGAINST        [ ]  ABSTAIN

        (3) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof;

            all as more particularly described in the Proxy Statement dated January 14, 1999, relating to such meeting, receipt of which is hereby acknowledged.

              This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.


                                   _____________________________________________


                                   _____________________________________________
                                      Signature of Stockholder(s)


                                   Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.

                                   Dated __________________________, 1999.

                                  OTHER MATTERS

    Management of the Company does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and described herein. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.


                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ RICHARD R. HOWARD
                                         RICHARD R. HOWARD
                                         PRESIDENT AND CHIEF OPERATING OFFICER


DATED: JANUARY 14, 1999